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            Consent of Independent Registered Public Accounting Firm


The Shareholders and Board of Trustees of
Salomon Funds Trust:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 18, 2005, on the statements of assets and liabilities, including the schedules of investments, of Salomon Brothers National Tax Free Bond Fund, Salomon Brothers California Tax Free Bond Fund, Salomon Brothers New York Tax Free Bond Fund, and Salomon Brothers Mid Cap Fund, each a series of Salomon Funds Trust ("Trust") as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended. The financial highlights for the year ended December 31, 2000 were audited by other auditors whose report thereon, dated February 1, 2001, expressed an unqualified opinion on the financial highlights. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Trust as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                                            KPMG LLP


New York, New York
April 27, 2005